UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2023

CYBER APPS WORLD INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-50693	90-0314205
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Via Tomaso Rodari, 6 – 6900 Lugano (Switzerland)	6900
(Address of principal executive offices)	(Zip Code)

Luca Benedetto +41 79 1595013

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01	Changes in Control of Registrant.

On August 23, 2023, Janbella Group LLC sold 100,000 shares of Series A Super Voting Preferred Stock to Zenith Energy Ltd. (“Zenith Energy”) for a purchase price of $398,319.97. As a result of this transaction, Zenith Energy acquired 99.87% of the voting power of the Company. As part of the transaction, William Alessi, the sole director of the Company, appointed Luca Benedetto, Ippolito Cattaneo, and Dario Sodero as directors of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2023, William Alessi, the sole director of the Company, appointed Luca Benedetto, Ippolito Cattaneo, and Dario Sodero as directors of the Company. Mr. Benedetto was also appointed as President and Treasurer of the Company, and Mr. Cattaneo was appointed as Secretary of the Company. These appointments were made pursuant to the Securities Purchase Agreement entered into between Janbella Group LLC and Zenith Energy on August 23, 2023.

Immediately following these appointments, Mr. Alessi resigned as a director of the Company and all officer positions with the Company. At the time of his resignation, Mr. Alessi did not have a disagreement regarding the Company’s operations, policies or practices.

Luca Benedetto is Chief Financial Officer and a director of Zenith Energy since 2013. Mr. Benedetto is an Italian national, trained in Italy as a registered accountant with further education in IFRS accounting and consolidation at IPSOA Milan. He has more than twenty-five years of experience in accounting, auditing, and financial administration. Mr. Benedetto began his professional career as an accountant and computer programmer responsible for financial software development and worked for the Italian division of IBM as an internal auditor and accountant as well as providing staff training in these aforementioned fields. He also served for seven years as a financial and administrative officer in a well-established Italian company specialising in the construction of fuel and water storage tanks. He joined the Zenith Energy Ltd. group in 2013 as Chief Financial Officer of Zenith Energy’s Italian subsidiary, Canoel Italia S.r.l., and has since progressed to also hold the position of Chief Financial Officer of Zenith Energy. In this capacity he has been directly involved in the monitoring of business performance, cash flow management, budgetary oversight, accounts team supervision, accounts preparation and strategic planning. Since January 2016 he has also been responsible for the compiling and reviewing of the quarterly Consolidated Financial Statements and Management’s Discussion and Analysis of Zenith Energy.

Dario Sodero was appointed to the Board of Zenith Energy on June 24, 2009. As an experienced energy industry executive with 47 years of experience in North America, the Sub-Arctic, North Africa and the Middle East, Mr. Sodero has strong geological, exploration and technical expertise. Mr. Sodero has formerly acted as director and executive of several other TSX- and TSXV-listed exploration and production companies. Mr. Sodero holds a Doctorate degree in Geology from the University of Turin, Italy.

Ippolito Cattaneo is a UK national with a bachelor’s degree from the University of Bristol. He has a blend of financial and oil & gas experience, having started his working life at Standard Chartered Bank prior to commencing his university education. He has worked for more than five years at Zenith Energy Ltd (an international energy company listed on the Main Market of the London Stock Exchange and Euronext Growth of the Oslo Stock Exchange) as Business Development and Investor Relations manager. During this time he has gained significant experience in a multiplicity of regulatory environments, as well as playing an important role in enabling Zenith Energy to implement its development objectives in Africa and in other regions, both operationally and on a corporate level.

In addition, Ippolito has significant operational experience, having taken a key role in Zenith’s operational activities in Tunisia, Italy, and the Republic of the Congo. He has in-depth knowledge of the requirements for project procurement and financing from beginning to completion, as well as having experience from a financial standpoint in the development of strategy and investor communications.

He speaks four languages fluently (English, French, Spanish, and Italian) and has a wide network of contacts across the African continent

The Company has not engaged in any transaction with Mr. Benedetto, Mr. Cattaneo, or Mr. Sodero, in which they had or will have a direct or indirect material interest exceeding $120,000, nor is any such transaction currently proposed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYBER APPS WORLD INC.

Date: August 25, 2023	By:	/s/ Luca Benedetto
Luca Benedetto President

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